Exhibit 10.1

STATE OF SOUTH CAROLINA	)
	)	LEASE AGREEMENT
COUNTY OF BERKELEY	)
     THIS LEASE AGREEMENT, made and entered into this 3rd day of May, 2005, by and between MeadWestvaco Forestry, LLC (hereinafter called the “Lessor”), and ArborGen, LLC (hereinafter called the “Lessee”).
WITNESSETH:
     WHEREAS, Lessor is the owner of certain premises in Summerville, Berkeley County, South Carolina, known as the Forest Science Laboratory (the “Laboratory”); and
     WHEREAS, Lessor now desires to lease a portion of the Laboratory to the Lessee herein as more specifically provided herein.
     NOW, THEREFORE, for and in consideration of the rent to be paid, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and legal sufficiency is hereby acknowledged by the parties hereto, the parties herein agree as follows:
     1. Premises. The Lessor hereby leases unto the Lessee, and the Lessee hereby leases from the Lessor, upon the terms and conditions hereinafter set forth, approximately 35,200 square feet of the Laboratory (the “Laboratory Space”). A sketch of the approximate location of the Laboratory Space is shown on Exhibit A attached hereto. The Laboratory space is called the “premises.”
     2. Acceptance of Premises. Lessor has made no representations or promises with respect to the improvements, the premises or this agreement except as set forth herein.
     3. Term. This Lease Agreement shall commence upon the execution hereof and shall continue in full force until February 6, 2008, unless terminated sooner as provided herein (the “Term”). If, during the Term, the Lessee wishes to terminate for any reason this Lease Agreement, the Lessee shall provide the Lessor with prior written notice of ninety (90) or more days.
     4. Rent Commencement. The Rent Commencement Date shall be May 1, 2005.
     5. Surrender of the Premises. The Lessee shall keep the premises in good order and repair, except the portions thereof to be repaired by the Lessor as provided herein. Upon the expiration or other termination of this Lease Agreement, the Lessee shall quit and surrender the premises to the Lessor in the same condition as at the commencement of the term, ordinary wear and tear excepted and as may otherwise be provided herein.
     6. Rent. The Lessee shall pay the Lessor at the Lessor’s office or at such other place as the Lessor may from time to time designate in writing during the lease term as follows:
     a. Rent Payment. Beginning with the Rent Commencement Date, and continuing for the Term, an amount of Seven Hundred Twenty Eight Thousand and No/100 Dollars ($728,000.00) per year (the “Base Rental”), one twelfth of which shall be paid in advance on the first day of each month and shall be prorated for any portion of a month at the beginning or end of the lease term.
     b. Late Payment Provision. Anything to the contrary contained in this Lease Agreement notwithstanding, in the event any payment of Base Rental is more than thirty (30) days past due, an administrative charge equal to five percent (5%) of such past due sum shall be due and payable by Lessee to Lessor, upon written demand. In addition, any sum more than thirty (30) days past due to the Lessor shall bear interest at the rate of twelve percent (12%) per annum (or the highest lawful rate allowable if less than 12%) until paid in full, with said interest to be due and payable by Lessee to Lessor, upon written demand.
     7. Improvements and Alterations. The Lessee shall have the right, from time to time, to make improvements or alterations to the premises, subject to the following conditions:
     a. No improvement or alteration shall be made at any time without first obtaining the Lessor’s written approval therefore, but such approval shall not be unreasonably withheld by the Lessor. The Lessee shall furthermore first obtain the Lessor’s written approval before any modification or changes are made in such plans after Lessor’s approval thereof.
     b. No improvement or alteration shall be undertaken until the Lessee shall have procured and paid for all required municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction.
     c. All work done in connection with any improvements or alteration shall be done in a good and workmanlike manner and in compliance with all building and zoning laws, and with all other laws, ordinances, rules, and requirements of any federal, state or municipal government or agency having jurisdiction and shall be completed free of all mechanics or materialmen’s liens.
     d. Any improvement or alteration to the premises, except moveable furniture, laboratory equipment, and any cabinets placed by Lessee in the leased premises, shall at once become the absolute property of the Lessor and remain upon and be surrendered with the premises as a part thereof at the termination of this Lease Agreement without disturbance or injury.
     8. Lessor’s Obligations. The Lessor shall furnish a reasonable amount of electric power and water, heat and air conditioning sufficient, in the Lessor’s judgment, for Lessee’s use and occupancy as specified in Section 11. The Lessor shall not be liable for failure to furnish or delay in furnishing electric power, heat, air conditioning or water, when such failure is caused by the need for repairs, a strike or labor controversy, a riot, the inability to secure fuel for the improvements, any accident or casualty, unauthorized act or default by janitors, other lessees or employees of Lessor, or any cause beyond the reasonable control of the Lessor. It is understood by both Lessor and Lessee that a high priority will be given to Lessee’s critical function needs during any period in which the emergency electrical generation system must be utilized.
     9. Repairs. The Lessor shall have no duty to the Lessee to make any repairs or improvements to the premises except structural repairs necessary for safety and tenantability, repairs necessary to provide water, sewer, electricity and HVAC service to the Laboratory space, and such other repairs as are provided for herein.
     The Lessee shall not cause or permit any waste, damage, or injury to the premises. The Lessee, at its sole expense, shall keep the premises as now or hereafter constituted with all improvements made thereto in good condition (reasonable wear and tear excepted), and shall make all repairs, replacements, and renewals necessary to maintain the premises. All repairs, replacements, and renewals shall be at least equal in quality of materials and workmanship to that originally existing in the premises. In the event that the Lessee fails to make any such repairs and replacements within thirty (30) days after written demand from the Lessor specifying the repairs and replacements needed to be done that are the responsibility of the Lessee, the Lessor may, but shall not be required to, make such repairs and replacements for the Lessee’s account, and the expense thereof shall constitute and be collectible as additional rent; provided, however, that if the Lessee has commenced diligently to effect such repairs or replacements but such repairs or replacements can not be completed within said thirty-day period, the Lessee shall have a reasonable period of time to complete such repairs or replacements before the Lessor can make such repairs or replacements on the Lessee’s behalf.
     The Lessee shall indemnify, defend and hold the Lessor harmless against all costs, expenses, liabilities, losses, damages, suits, fines, penalties, claims, and demands, including reasonable counsel fees, attributable directly to Lessee’s failure to comply with the foregoing, and the Lessee shall not call upon the Lessor for any disbursement or outlay whatsoever in connection therewith, and expressly releases and discharges the Lessor of and from any liability therefor.
     The Lessor shall indemnify, defend and hold the Lessee harmless against all costs, expenses, liabilities, losses, damages, suits, fines, penalties, claims, and demands, including reasonable counsel fees, attributable directly to Lessor’s failure to comply with the foregoing, and the Lessor shall not call upon the Lessee for any disbursement or outlay whatsoever in connection therewith, and expressly releases and discharges the Lessee of and from any liability therefor.
     10. Loss or Damage and Insurance. The Lessor shall not be liable for any damage to property in the premises or on or near the premises caused by gas, smoke, steam, electricity, ice, rain, or snow which may leak from any part of the improvements made by Lessee, except in the amount of any insurance proceeds available to the Lessor for such damage. The Lessor shall not be liable for any damage to persons or property sustained by the Lessee due to the improvements made by the Lessee or any part thereof being out of repair, or due to the happening of any accident in or about the building of which the premises are a part (the “Building”) or due to any negligence of any other lessee or occupant of the Premises, other than for damages due to the neglect or misconduct of the Lessor or its officers, employees, contractors, invitees, and agents.
     Lessee shall indemnify, hold harmless and defend Lessor from and against any and all claims, actions, damages, liability and expense, including, but not limited to, attorney’s and other professional fees, in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by Lessee of the premises or any part thereof or any other part of the building, occasioned wholly or in part by any act or omission of Lessee, its officers, agents, contractors, employees or invitees.
     During the term of this Lease Agreement, Lessee will carry and maintain, at its expense (a) public liability insurance including, but not limited to, insurance against assumed or contractual liability under this Lease Agreement, with respect to the premises, to afford protection with limits, for each occurrence, of not less than Two Million Dollars ($2,000,000) with respect to personal injury and death, and One Million Dollars ($1,000,000), with respect to property damage and a deductible of not more than Fifty Thousand Dollars ($50,000); (b) all-risks property and casualty insurance, written at replacement cost value and with replacement cost endorsement, covering all of Lessee’s personal property in the premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Lessee under the provisions of this Lease Agreement) and all leasehold improvements installed in the premises by or on behalf of Lessee; and (c) if and to the extent required by law, Worker’s Compensation or similar insurance in form and amounts required by law. If Lessee shall fail to perform its obligations to maintain the required insurance within thirty (30) days after receipt of written notice thereof from the Lessor, Lessor may perform the same and the cost thereof shall be deemed additional rent and shall be payable upon Lessor’s demand.
     All such insurance shall name Lessor as an additional insured. Upon the written request of the Lessor, a certificate evidencing the issuance of such policy or policies, together with evidence of the payment of premiums, shall be delivered to Lessor. All such insurance shall contain an agreement by the insurance company that the policy or policies will not be canceled, or the coverage changed, without ten days prior written notice to Lessor.
     The Lessor shall keep the premises and the Building insured against loss or damage by fire with extended coverage endorsement in an amount sufficient to prevent the Lessor from becoming a coinsurer under the terms of the applicable policies to be maintained by the Lessee herein but, in any event, in an amount not less than 80% of the full insurable value as determined from time to time. The term “full insurable value” shall mean actual replacement cost (exclusive of the cost of excavation, foundations, and footings below the floor) without deduction for physical depreciation. Such insurance shall be issued by financially responsible insurers duly authorized to do business in this state.
     11. Use of Premises. The premises shall be used and occupied for the purpose of conducting biotechnology research and related commercial business operations. With the exception of the use specified above, Lessee shall not use the premises in any manner which will increase the premium rate for any kind of insurance affecting the Building, and if, because of anything done or caused to be done, permitted or omitted by the Lessee, other than the use specified above, the premium rate for any kind of insurance affecting the Building shall be raised, then, in such event, the amount of the increase in premium which the Lessor shall be thereby obligated to pay for insurance shall be deemed additional rent and shall be paid by the Lessee to the Lessor on demand.
     12. Enjoyment of Premises. The Lessee, on paying the Rent, and keeping and performing the agreements and covenants herein contained, shall have the peaceful and quiet enjoyment of the premises for the term hereof subject, however, to the provisions of this Lease Agreement. The Lessor covenants that it owns the premises and the Property, and that it has the authority to enter into this Lease Agreement.
     13. Assignment and Subletting. The Lessee shall not assign this Lease Agreement or sublet the premises or any part thereof, without the written consent of the Lessor, which consent may be withheld by Landlord in its sole discretion.
     14. Removal of Personal Property. The Lessee may remove all personal property and those moveable items specified in Section 7(e), and any other property which the Lessor agrees in writing may be removed, which Lessee has placed in the premises, provided Lessee repairs all damages to the premises caused by such removal. If the Lessee shall fail to remove all such property from the premises upon the termination of this Lease Agreement for any cause whatsoever, the Lessor may, at its option, remove the same in any manner that the Lessor shall choose and store it without liability to the Lessee for loss thereof. In such event, the Lessee shall pay to Lessor on demand any and all expenses incurred in such removal, including court costs, attorney’s fees, and storage charges for the length of time the same shall be in the Lessor’s possession. Alternatively, the Lessor may, at its option, without notice, and without legal process, sell the property or any part thereof at a private sale for such price as the Lessor may obtain, and apply the proceeds of the sale to any amounts due under this Lease Agreement and the expenses incident to removal and sale of said property. In no event, however, shall the Lessor be permitted to sell or dispose of property designated by the Lessee to the Lessor as intellectual property, but the Lessee shall be responsible for all costs incurred by the Lessor in the storage thereof.
     15. Personal Property Risk. All personal property brought into the premises by the Lessee shall be at the risk of the Lessee only, and Lessor shall not be liable for theft thereof or any damage thereto occasioned by an act of any lessee, or other occupant of the Laboratory, or any other person, except to the extent attributable to the gross negligence or willful misconduct of the Lessor or its employees, contractors, invitees, and agents, including successors thereof.
     16. Governmental Requirements. The Lessee shall, at its own expense, promptly comply with all requirements of any legally constituted public authority necessitated by reason of the Lessee’s occupancy of the premises. The Lessor represents that, as of the commencement of the Term, the premises comply with all applicable laws, statutes, ordinances, rules and regulations of the federal, state and local governments.
     17. Condemnation. If the whole or any part of the premises shall be taken by any public authority under the power of eminent domain or by deed in settlement thereof, or if any part of the Property or the Building shall be so taken such that the Lessee can not reasonably access the premises, then the terms of this Lease Agreement shall cease as to the part taken on the date possession of that part is surrendered and any unearned Rent for such part paid or credited in advance shall be refunded. The Lessee shall not be entitled to receive any part of any award or awards that may be made or received by the Lessor. The Lessee may at its own expense commence independent proceedings against the public authority exercising the power of eminent domain to prove and establish any other damage Lessee may have incurred.
     18. Casualty. If all or any part of the premises or the Building is damaged or destroyed by fire or other casualty, through no fault of Lessee, insured under the standard fire insurance policy with approved standard extended coverage endorsement applicable to the premises, the Lessor shall, except as otherwise provided herein, repair and rebuild the premises and the Building, as may be applicable, with reasonable diligence, and if there is a substantial interference with the operation of the Lessee’s business in the premises requiring the Lessee temporarily to close its business for more than five (5) days, the Rent shall be equitably apportioned for the duration of such repairs in proportion to the extent to which there is interference with the operation of the Lessee’s business. Notwithstanding the foregoing provisions, in the event the premises or the Building shall be damaged by fire or other insured casualty due solely to the fault or neglect of the Lessee, or the Lessee’s servants, employees, contractors, agents, visitors, or licensees, then, without prejudice to any other rights and remedies of the Lessor, and provided the damage is repaired by the Lessor, there shall be no apportionment or abatement of any Rent. Except to the extent provided for in this Section, neither the Rent payable by the Lessee nor any of the Lessee’s other obligations under any provision of this Lease Agreement shall be affected by any damage to or destruction of the premises by any cause whatsoever, and the Lessee hereby expressly waives any and all additional rights it might otherwise have under any law or statute.
     19. Inspection. The Lessor shall have the right to enter and grant licenses to others to enter the premises at any time during all reasonable hours to examine the same or to make such repairs, additions or alterations as may be deemed necessary for the safety, comfort or preservation thereof. The Lessor shall have the right to enter the premises at any time to respond to emergency situations. With prior written permission, the Lessor shall have the right to exhibit the premises to visitors, including prospective lessees or purchasers and, with prior written notice to the Lessee, for the purpose of removing placards, signs, fixtures, alterations or additions which do not conform to the terms of this Lease Agreement; provided, however that such activities will not unreasonably interfere with Lessee’s activities. Lessor, in entering the facilities recognizes that the work in the facility is proprietary and may be conducted under confidentiality agreements with customers of ArborGen, and Lessor will take all appropriate steps to ensure that the confidentiality of work observed in the facilities is maintained. The Lessee shall have the option to have a representative present at each time that any of the Lessor’s employees, agents, visitors (including tours) or invitees enters the premises, in order to protect the intellectual property of the Lessee.
     20. Signs. The Lessee shall not paint or place signs upon the windows or doors of the premises visible from the exterior of the leased premises without the consent of the Lessor. Lessee shall place no signs upon the outside walls or the roof of the premises or building without the Lessor’s prior approval.
     21. Notices. All notices and communications required to be given under this Lease Agreement shall be in writing, and shall be deemed to have been given upon delivery in person, five (5) business days after being deposited in the U.S. Mail, registered or certified, postage prepaid, or upon receipt if delivered by a professional overnight courier service (e.g., Federal Express or UPS). All such notices and communications shall be addressed to the intended recipient at the address set forth herein or at such other address as a party hereto may specify by notice in compliance with the requirements of this Section:

Lessee:	ArborGen, LLC
PO Box 840001
Summerville, SC 29484

Lessor:	MeadWestvaco Forestry, LLC
PO Box 1950
180 Westvaco Road
Summerville, SC 29484

     22. Defaults. In the event (i) the Lessee defaults in the payment of the Rent for a period of ten (10) days after receipt of notice by Lessee of such default, (ii) the premises are vacated for more then twenty (20) consecutive business days; (iii) the Lessee fails to comply with any material term of this Lease Agreement (other than payment of Rent) or any material rule or regulation now or hereafter established for the government of the Building; (iv) any proceeding, whether voluntary or involuntary, is instituted for the Lessee because of its insolvency; the Lessee makes a transfer in fraud of creditors; or (v) the Lessee makes an assignment for the benefit of creditors; then, in such event, the Lessor may (a) terminate this Lease Agreement by giving written notice to Lessee, and declare the entire amount of Rent which would become due, due and payable immediately; (b) take possession of the premises and enter the premises as agent of the Lessee and relet them for such rent as is obtainable by reasonable effort and collect the deficiency from the Lessee plus collect all costs of reletting, including lease commissions, attorney’s fees and upfitting costs which the Lessor deems necessary for a new lessee; or (c) pursue any other remedies which may be provided by law; provided, however, that should any event or condition described in items (ii) — (v) of this Section occur, such event or condition shall not constitute a default should such event or condition be cured to the commercially reasonable satisfaction of the Lessor within 30 days from the date of written notice thereof from the Lessor , or a commercially reasonable period of time in addition thereto if circumstances are such that the default cannot be reasonably cured within 30 days and the Lessee promptly takes action to cure such default and pursues such action with due diligence.
     23. Rights and Remedies. All right and remedies of the Lessor herein shall be cumulative, and none shall be exclusive of any other, or of any rights and remedies allowed by law, and pursuit of any one of said rights or remedies does not preclude pursuit of any one or more of the other of said rights or remedies.
     24. Severability. If any term of this Lease Agreement is declared to be illegal or unenforceable, the unaffected terms shall remain in full force and effect, and each provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law. Whenever any provision shall be capable of more than one interpretation, one of which shall render the provision invalid, void or illegal and one of which shall render it valid or legal, the interpretation given to such provision shall be that which renders the provision valid or legal.
     25. Successors and Assigns. Except as otherwise provided for in this Lease Agreement, all of the covenants, conditions and provisions of this Lease Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns. The liability of the Lessor under this Lease Agreement shall be and is hereby limited to the Lessor’s interest in the real property on which the Laboratory is located, and no other asset of the Lessor shall be affected by reason of any liability which the Lessor may have to the Lessee or to any other person by reason of this Lease Agreement or the execution hereof.

     26. Parties. The words “Lessor” and “Lessee” as used herein shall include the parties to the Lease Agreement, whether singular or plural, masculine or feminine, or corporate, partnership or other entity and their heirs, personal representatives, successors and assigns.
     27. Waivers. No covenant, term or condition hereof shall be deemed waived, except by written consent of the party against whom the waiver is claimed, and any waiver of the breach of any covenant, term or condition shall not be deemed to be a waiver of preceding or succeeding breach of the same or any other covenant, term, or condition of this Lease Agreement. Acceptance by Lessor of any performance by Lessee after the time the same shall have become due shall not constitute a waiver by Lessor of the breach or default of any covenant, term, or condition of this Lease Agreement, unless otherwise expressly agreed to by Lessor in writing.
     28. Memorandum of Lease. This Lease Agreement shall not be recorded. At the request of either party, the Lessor and Lessee shall execute a short form or memorandum of lease for recording in the Office of the Register of Deeds for Berkeley County, South Carolina. Lessee shall pay the recording charges and shall be responsible for payment of all lease stamps applicable to this Lease Agreement.
     29. Controlling Law. This Lease Agreement is entered into in South Carolina and shall be enforced and construed in accordance with the laws thereof.
     30. Relationship. The parties agree that Lessor shall in no event by construed or held, by virtue of this Lease Agreement, to be an agent, partner or associate of the Lessee in the conduct of any of the Lessee’s business, nor shall Lessor be liable for any debts incurred by Lessee in the conduct of Lessee’s business.
     31. Entire Agreement. This Lease Agreement, together with any later written modifications or amendments thereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede any prior or contemporaneous agreements or understandings, whether written or oral, which the parties, their agents or representatives may have had relating to the subject matter hereof. No modification, alteration, or waiver of any term, condition or covenant of this Lease shall be valid unless in writing signed by the Lessor and Lessee.
     32. Notice to Lessor. Anything in this Lease Agreement to the contrary notwithstanding, Lessee agrees that it will not terminate this Lease Agreement or withhold any Rent due hereunder because of Lessor’s default in the performance hereof until Lessee has first given written notice to the Lessor specifying the nature of such default by the Lessor and allowing the Lessor 30 days after date of such notice to cure such default or a commercially reasonable period of time in addition thereto if circumstances are such that said default cannot reasonably be cured within said 30 day period and the Lessor or such mortgage holder, promptly takes action to cure such default and pursues such action with due diligence.

     33. Hazardous Substances. Lessee warrants, represents and covenants to Lessor that:
     a. The Lessee shall conduct its operations on the premises at all times in full compliance with all applicable federal, state and local environmental laws and regulations;
     b. Lessee will comply with all federal and state laws regulating the use of imported plant materials and transgenic plants, and substances derived thereof; and
     c. Lessee will not store or use in the premises any solid wastes, hazardous wastes, hazardous substances, toxic chemicals, pollutants, contaminants or other environmentally regulated substances (hereafter “Hazardous Substances”) in violation of any environmental laws or regulations; and
     d. Lessee will not dispose of any Hazardous Substances in any manner that would potentially damage the Laboratory, any portion thereof or any other property of Lessee in the vicinity of the premises.
     e. Lessee shall comply with all reporting requirements as required by law in the event of any release of a Hazardous Material, and shall promptly inform Lessor of any such instance in accordance with the Lessor’s Hazardous Material Response Plan, attached hereto as Exhibit B.
     Lessee shall be solely liable and responsible for any spill, deposit, emission, disposal, release, generation, transportation, leakage, handling, management, storage, impact or contamination (a “Release”) by Hazardous Substances resulting from the Lessee’s activities on or occupancy of the premises. Lessee shall indemnify, defend and hold Lessor harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs, judgments and expenses (including attorneys’ fees) of every kind and nature suffered by or asserted against Lessor as a direct or indirect result of any Release by Lessee of Hazardous Substances, any violation by the Lessee of any covenant of Lessee in this Section or of any warranty or representation made by Lessee in this Section being false or untrue in any material respect. This indemnity provision shall survive for one (1) year following any termination of this Lease Agreement. In no event, however, shall the Lessee be liable for any Release caused by the Lessor or the employees, invitees, or agents of the Lessor or by any other lessee or user of the Property or any portion thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, all as of the day and year first above written.

ATTEST:	LESSOR:

MEADWESTVACO FORESTRY, LLC

	By:	/s/ Marvin E. Hundley

Its:

LESSEE:

ARBORGEN, LLC

	By:	/s/ Barbara H. Wells

		Its:	President & CEO

EXHIBIT B
HAZARDOUS MATERIALS RESPONSE PLAN GUIDELINES
Emergencies require timely decisions by responsible employees to coordinate communications and ensure that we protect the public, personnel and equipment, confine spills, and cleanup. Reporting to regulatory agencies and MeadWestvaco Forestry Division Headquarters is an important part of the work.
A release is defined as accidental or intentional spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (land, air, water).
Employees will be trained to respond to incidents that could cause a chemical release from:
A. Contractor Operations
     1. Vehicle and aircraft accident involving hazardous materials.
     2. Accidental or emergency dumping of hazardous material from aircraft.
     3. Drift or runoff of hazardous material outside company boundaries.
     4. Loading, unloading, and mixing of hazardous materials.
     5. Petroleum product spills.
B. Company Operations
     1. Vehicle accident while transporting hazardous materials.
     2. Loading, unloading, and mixing of hazardous materials.
     3. Petroleum product spills.
Local emergency response plans shall include provisions to handle these aspects of a hazardous materials emergency:
1. Report the location, amount, and material spilled.
2. Provide clear first-line responsibility at the release site.
3. Provide for employees safety and property protection.
4. Warn public if there is an immediate risk.
5. Confine spill or cleanup according to regulations and safe practices.
6. Anticipate public relations needs.
7. Report to company officials and regulatory agencies as needed.
8. Periodically test, review, and update the emergency response program.
Contractors will assume responsibility for handling all aspects of their incidents including any reporting. Company employees involved in inspecting contractor operations must know how to protect company and public interests by helping the contractor when necessary.
GUIDELINES FOR REPORTING
REQUIREMENTS
The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“Superfund” or “the Act”) requires reporting the release of a reportable quantity of a hazardous substance to the National Response Center. Failure to notify the National Response Center of a release is punishable by a fine up to $25,000 per day, imprisonment for up to two years, or both. Penalties can apply to companies and individuals. We want to comply with the Act, but we do not want to make unnecessary reports.
Each Location (Forestry Divison, Forest Science & Technology or Laboratory) will compile a list of facilities where they store, handle, or dispose of hazardous substances and maintain an inventory of them, updated annually.

EXHIBIT B
Report to Forestry Division and Corporate management if community contact is probable as required by the Corporate policy, MeadWestvaco Administrative Procedures, Control of Hazardous Materials.
All hazardous material spills are reported to the respective Location Managers and the Technical Services Manager. Each local plan specifies internal lines of communication for reporting to managers and department heads with alternatives to provide for absences. The procedures are rehearsed annually and reported to the Technical Services Manager if they have not been used in the previous 12 months. A suggested format for a “Hazardous Material Spill Report” form is in the appendix.
The Location Manager will designate a plan administrator to develop and maintain the emergency response plans. The plans, based on these guidelines, are tailored to the specific local conditions and organizations. Forward copies of the completed plans and names of the designated administrators to the Technical Services Manager, the Division Plan Administrator.
TRAINING
Forestry Division personnel who deal with hazardous substances, and oils, must be knowledgeable. Training will include:
     a. the OSHA Hazard Communication Standard
     b. the specific MSDS of the chemical(s) being used
     c. federal, state and local reporting requirements
     d. the Location’s own procedures for spill containment and notification.
RESPONSIBILITIES
The senior MeadWestvaco employee at the scene of a hazardous substance or oil spill will report promptly to his/her supervisor the following information:
     a. Name of spilled material and toxicity category.
     b. Amount of material.
     c. Whether surface water is or may be contaminated by the spill.
     d. Location of spill.
He (She) then takes steps to warn people of danger, if any, including directing traffic to avoid accidents, and calling the local authorities. When possible and safe to do, clean up or confine the spill to as small an area as practical. Carry absorbent material on the transporting vehicle.
The COST CENTER supervisor (or the supervisor who knows of the incident) will:
1. Use available departmental resources to contain the release and implement procedures to mitigate the effects of the release.
2. Notify the Technical Superintendent, or Department Hazardous Waste Key Person. One of them will contact the Division Environmental Manager to obtain approval for the chosen course of action. The Environmental Manager will notify the Division President as appropriate. This requirement does not prevent other contacts from being made by the Location Manager.
3. When feasible and reporting time is not a constraint, the local “Superintendent” or “Key Person” will personally go to the scene of the release and assess the situation before contacting the appropriate regulatory agency.
          a. National Response Center 1-800-424-8802
          b. Appropriate State Agencies
4. Remain on the scene to meet with regulatory personnel and to develop the history of the accident for the regulatory records.
5. Duplicate all evidence collected by the Regulatory Representative including photos, samples, data, comments by both parties.
6. Request verbally, and later in writing, all reports of Regulatory Representative.

2

EXHIBIT B
7. For significant releases, request wrap-up meeting with Regulatory Representative and appropriate Region Manager, Forest Research and Technology Manager, or their designates, and the Division Environmental Manager.
8. Develop a written report within three days of the release for appropriate Region Manager, Department Head, Environmental Manager, Forest Science and Technology Manager, and New York staff. A written report must also be submitted to the State Emergency Response Commission and the Local Emergency Planning Committee.
REPORTING REQUIREMENTS
The regulation requires immediate reporting of hazardous substance releases to the National Response Center by telephone — (800) 424-8802. The attached list of Chemical Substances provides the reportable quantities of many chemicals authorized for use by MeadWestvaco. Keep in mind that wastes are hazardous if they are listed in the Extremely Hazardous Substance list, Resource Conservation and Recovery Act (RCRA) regulations or if they exhibit at least one physical characteristic of a hazardous waste (corrosivity, reactivity, toxicity or ignitability).
Exemptions from Reporting
     a. Hazardous waste facilities that report to EPA.
     b. The application of a pesticide product registered under FIFRA or the handling or storage of pesticide products by an agricultural producer.
     c. Incidental leakage or spillage including normal container transfer or mixing process.
     d. Releases confined to the workplace of an employer. (Contamination of water bodies is reportable.)
     e. Normal application of fertilizers.
Spills that contaminate water bodies including ground water may be reportable depending upon the quantity and toxicity of the hazardous material.
Reportable quantity is listed in pounds whereas most of the chemicals we use are liquids. Use the weight of one gallon of water (8.33 pounds = 3.8 kilograms) as a conversion factor.

Liquid Measure	Liquid Measure	Ounces	Pounds
1 gallon	4 quarts	128	8.33
1 quart	2 pints	32	2.1
1 pint	2 cups	16	1.0
1 cup	16 tbsp.	8	0.5
40 CFR S302.6 is clear that weight of the hazardous substance, not the weight of the mixture or solution, triggers the notification requirement (except RCRA wastes). For example, consider a non-RCRA material with a reportable quantity of one pound that comprises five percent of a mixture. It would take a spill of almost two and a half gallons (20 pounds) of the mixture to be a reportable release. However, if the substance is a RCRA hazardous waste then only one pound of the mixture makes a reportable spill. That is, the mixture by regulation, has the same reportable quantity as the RCRA substance.
New and used oil is not regulated as hazardous substances in most states. However, most states do regulate oil spills and when these spills threaten ground or surface waters they are regulated under the Clean Water Act and are reportable to the state and appropriate Coast Guard District.

3

EXHIBIT B
REPORTABLE QUANTITIES OF MEADWESTVACO APPROVED PESTICIDES
The chemicals listed below are on the Superfund Extremely Hazardous Substance or the Hazardous Substance lists or they are Westvaco approved pesticides that have reportable quantities (RQ). Spills equal to or greater than the RQ are reportable under the Federal Superfund Regulations. However, the individual states may have more stringent requirements that the local supervisors must know.
Reportable Quantity — One Pound of the active ingredient

Chemical Name	Product Name	RQ
AZINPHOS-METHYL	GUTHION	2L 1
CHLORPYRIFOS	DURSBAN	4E 1
DIAZI NON	DZN AG500	1
DISULFATON	DI-SYSTON	1
HEXACHLOROCYCLOHEXANE	LINDANE	1
PHOSMET	IMIDAN 50-WP	1
TRIFLURALIN	TREFLAN	1
Reportable Quantity — Ten Pounds of the active ingredient

Chemical Name	Product Name	RQ
AMITROLE	AMIZINE	10
CAPTAN ORTHOCIDE 50	WETTABLE	10
CHLORINE	SODIUM HYPOCHLORITE	10
COPPER SULPHATE	COPPER SULPHATE CRYSTALS	10
DICOFOL	KELTHANE W-35	10
DIMETHOATE	DIGON 400	10
PARAQUAT DICHLORIDE	GRAMOXONE	10
THIRAM	GUSTAFSON 42-S	10
Reportable Quantity — One Hundred Pounds of the active ingredient

Chemical Name	Product Name	RQ
2 4-D AQUA-KLEEN	GRANULAR	100
2 4-D ACETIC & PROPIONIC	WEEDONE 170	100
ALACHLOR CHLOROBENZENE	LASSO	100
CARBARYL SEVIN — 4	OIL	100
DIURON	KARMEX	100
DIURON BROMACIL	KROVAR I	100
MALATHION	MALATHION 5 EC	100
METALAXYL	SUBDUE 2E	100
METHOMYL	LANNATE	100
SETHOXYDIM	POAST	100
NAPTHALENE

4

EXHIBIT B
Reportable Quantity — One Thousand Pounds of the active ingredient

Chemical Name	Product Name	RQ
BIFENTHRIN XYLENE	CAPTURE 2EC	1000
DICAMBA BANVEL	CST	1000
DIQUAT DIBROMIDE	DIQUAT	1000
DIQUAT DIBROMIDE	DIQUAT 2 SPRAY	1000
OXYFLUORFEN XYLENE	GOAL 1.6E	1000
Methyl Bromide MBC-33	Soil Fumigant	1000

5

AMENDMENT #1
FOREST SCIENCE LABORATORY LEASE AGREEMENT
Effective Date: September 26, 2007
The following amendments are made to the Forest Science Laboratory Lease originally entered into on May 3, 2005, by and between MeadWestvaco Forestry, LLC (“Lessor”) and ArborGen, LLC (“Lessee”). All other terms and conditions of the Lease Agreement shall continue to apply.
Section 1. Premises.
The following space is added to the Lease Agreement as shown on Exhibit A, (Revised September 25, 2007):
the FSL Headhouse (approx. 1650 sq. ft.).
Access to and from the FSL Headhouse for ArborGen personnel and materials will normally be limited to the roll-up door on the south side of the facility. ArborGen personnel are permitted to access the restroom facility adjacent to the headhouse during normal MeadWestvaco working hours.
Section 3. Term.
The Lease Agreement is extended and shall continue in full force until June 30, 2009.
Section 6a. Rent Payment.
The rent for the Forest Science Laboratory, including the additional leased space listed in this Amendment, will be $750,290 per year. This includes a $400/month charge for the utility costs associated with the equipment to be used in the FSL Headhouse area, per the information provided by ArborGen at the time of this amendment. Utility charges are based on usage of the current equipment for a 40 hour work week schedule and are subject to adjustment if the equipment or work schedule changes significantly.
     IN WITNESS WHEREOF, the parties hereto have duly accepted this Amendment as of the date first above written.

LESSOR:		LESSEE:
MEADWESTVACO FORESTRY, LLC		ARBORGEN, LLC

By:	/s/ Marvin E. Hundley	By:	/s/ James E. Mann

	Its:		Its:	Vice President

28 September 2007

EXHIBIT A

Location of Leased Space in Laboratory

REVISED SEPTEMBER 25, 2007

Area to be leased to ArborGen
*
Cold Room and Growth Chamber included in lease effective 2/6/2005.
Headhouse added to lease effective 9/25/2007.
Security Doors
FSL WEST GREENHOUSE
FSL HEADHOUSE
FSL EAST GREENHOUSE

April 26, 2005

EXHIBIT A Location of Leased Space
in Laboratory

AMENDMENT #2
FOREST SCIENCE LABORATORY LEASE AGREEMENT
Effective Date: October 10, 2007
The following amendments are made to the Forest Science Laboratory Lease originally entered into on May 3, 2005, by and between MeadWestvaco Forestry, LLC (“Lessor”) and ArborGen, LLC (“Lessee”). All other terms and conditions of the Lease Agreement shall continue to apply.
Section 1. Premises.
The following space is added to the Lease Agreement as shown on Exhibit A-2, (Revised October 1, 2007):
the building known as the “Library” (approx. 2,100 sq. ft.)
Section 6a. Rent Payment.
The rent for the Forest Science Laboratory, including the additional leased space listed in this Amendment, will be $775,490 per year.
The rent increase associated with the addition of the Library building does not include utilities, contract maintenance, or security services. Utility payments for this building will be made directly by ArborGen for those utilities and services with clearly delineated billing. Costs for other site related contract services, including but not limited to: landscape maintenance, janitorial services, security services, and garbage pickup, will be transferred to ArborGen in the monthly Facility Operating Charge.
     IN WITNESS WHEREOF, the parties hereto have duly accepted this Amendment as of the date first above written.

LESSOR:			LESSEE:
MEADWESTVACO FORESTRY, LLC			ARBORGEN, LLC

By:	/s/ Marvin E. Hundley		By:	/s/ James E. Mann

	Its:	Forestry Division, President		Its:	Vice President

EXHIBIT A-2
Location of Leased Space
in the Library Building added to
the FSL Lease
October 1, 2007
Forestry Center
Greenhouse
Greenhouse
Greenhouse
Forest
Science
Laboratory
Garage
Annex
Maintenance
RO Water
Treatment
Shed
Storage 1
Storage 2
Library Building
Security
Former Forestry Div
HQB
Main Gate

EXHIBIT A-2 Location of Leased Space in the Library Building added to the FSL Lease
October 1, 2007

AMENDMENT #3
FOREST SCIENCE LABORATORY LEASE AGREEMENT
Effective Date: September 1, 2008
The following amendments are made to the Forest Science Laboratory Lease originally entered into on May 3, 2005, by and between MeadWestvaco Forestry, LLC (“Lessor”) and ArborGen, LLC (“Lessee”). All other terms and conditions of the Lease Agreement shall continue to apply.
Section 1. Premises.
a. The following space is removed from the Lease Agreement as shown on Exhibit A-3, (revised July 22, 2008):
the building known as the “Library” (approx. 2,100 sq. ft.)
b. The following space is added to the Lease Agreement as shown on Exhibits A-3 and A-4, (dated July 22, 2008):
approximately 5,000 sq. ft. of office space in the former Forestry Division Headquarters building.
Section 6a. Rent Payment.
The rent for the Forest Science Laboratory, including the additional leased space listed in this Amendment, will be $811,290 per year.
The rent associated with the former Forestry Division HQB office space includes utilities. Costs for other site related contract services, including but not limited to: contract building and HVAC maintenance and repairs, landscape maintenance, janitorial services, security services, and garbage pickup, will be transferred to ArborGen in the monthly Facility Operating Charge.
     IN WITNESS WHEREOF, the parties hereto have duly accepted this Amendment as of the date first above written.

LESSOR:		LESSEE:
MEADWESTVACO FORESTRY, LLC		ARBORGEN, LLC

By:	/s/ Marvin E. Hundley	By:	/s/ James E. Mann

	Its:		Its: Vice President
6 August 2008

EXHIBIT A-3
*Location of Leased Space in the Library Building removed from Lease
**Location of Leased Space in the Former Forestry Div. HQB added to lease
Effective Date: September 1, 2008
Forestry Center
Greenhouse
Greenhouse
arage
nnex
Forest Science Laboratory
Maintenance
RO Water Treatment Shed
Storage 1
Storage 2
*Library Building removed from lease
** Office space added to lease
Security
Former Forestry Div HQB
Main Gate

July 22, 2008

EXHIBIT A-3 *Location of Leased Space in the Library Building removed from Lease **Location of Leased Space in the Former Forestry Div. HQB added to lease Effective Date: September 1, 2008

EXHIBIT A-4
July 22, 2008

ArborGen Office Space in Former Forestry Div. HQB

Exit #3
Copy Room
Front Door
Vault
Maintenance room
Food Area
Exit #2
Restroom
Restroom
NO AC

Occupied offices ■ Empty offices □ Storage Space □

EXHIBIT A-4 July 22, 2008 ArborGen Office Space in Former Forestry Div. HQB Exit #3

AMENDMENT #4
FOREST SCIENCE LABORATORY LEASE AGREEMENT
Effective Date: June 26, 2009
The following amendments are made to the Forest Science Laboratory Lease originally entered into on May 3, 2005, by and between MeadWestvaco Forestry, LLC (“Lessor”) and ArborGen, LLC (“Lessee”). All other terms and conditions of the Lease Agreement shall continue to apply.
Section 1. Premises.
The following space was removed from the Lease Agreement effective February 1, 2009:
approximately 5,000 sq. ft. of office space in the former Forestry Division Headquarters building, as designated in Amendment #3, dated September 1, 2008.
Section 3. Term.
The Lease Agreement is extended and shall continue in full force until June 30, 2010. The lease term may be extended for no more than three (3) one-month periods beyond this date. Each one-month lease extension will require thirty (30) days prior written notification from the Lessee.
Section 6a. Rent Payment.
Effective February 1, 2009, including the period of the lease extension specified in this Amendment, the rent for the Forest Science Laboratory will be $750,290 per year, or $62,524 per month.
     IN WITNESS WHEREOF, the parties hereto have duly accepted this Amendment as of the date first above written.

LESSOR:		LESSEE:
MEADWESTVACO FORESTRY, LLC		ARBORGEN, LLC

By:	/s/ Kenneth T. Seeger	By:	/s/ Geoffrey P. Clear

	Its: Senior Vice President		Its: CHIEF FINANCIAL OFFICER
JULY 7, 2009

AMENDMENT #5
FOREST SCIENCE LABORATORY LEASE AGREEMENT
Effective Date: October 1, 2010
The following amendments are made to the Forest Science Laboratory Lease originally entered into on May 3, 2005, by and between MWV CDLM, LLC (“Lessor”) and ArborGen, Inc. (“Lessee”). All other terms and conditions of the Lease Agreement shall continue to apply.
Section 3. Term.
The Lease Agreement is extended and shall continue in full force until March 31, 2011.
In consideration for this extension, Lessee shall bring all accounts with Lessor current by not later than March 18, 2011, and maintain all accounts with Lessor current and abide by all other terms of the Agreement through the term of this Amendment. If all accounts with Lessor are not current by the aforesaid date, this Amendment will be void and Lessee will vacate the premises immediately. Any future extensions of this lease agreement will be negotiated prior to the end of this term, and include rate increases that extend back to October 1, 2010. Any further extensions will also include penalties that will be incurred by the Lessee if there is any delay in vacating the premises upon the expiration of the lease agreement.
     IN WITNESS WHEREOF, the parties hereto have duly accepted this Amendment as of the date first above written.

LESSOR:		LESSEE:
MWV CDLM, LLC		ARBORGEN, Inc.

By:	/s/ Kenneth T. Seeger	By:	/s/ Geoffrey P. Clear

Its: President		Its: Senior Vice President and CFO
	March 7, 2011		March 7, 2011

AMENDMENT #6
FOREST SCIENCE LABORATORY LEASE AGREEMENT
Effective Date: April 1, 2011
The following amendments are made to the Forest Science Laboratory Lease originally entered into on May 3, 2005, by and between MWV CDLM, LLC (“Lessor”) and ArborGen, Inc. (“Lessee”). All other terms and conditions of the Lease Agreement shall continue to apply.
Section 1. Premises.
Upon notification from the Lessor, parking for ArborGen employees using the leased space will be relocated to the area behind the building known as the “Old MWV Headquarters Building” in order to accommodate development and construction activities on the site.
Section 3. Term.
The Lease Agreement is extended and shall continue in full force until January 15, 2012.
Section 6a. Rent Payment.
Effective October 1, 2010, and continuing for the amended Term, the base rental for the Forest Science Laboratory will be $800,000 per year, one-twelfth of which ($66,667) shall be paid in advance on the first day of each month and shall be prorated for any portion of a month at the end of the lease term.
Should the Lessee not vacate the premises by the end of the Term, the lease rate will double to $1,600,000 per year ($133,333 per month).
     IN WITNESS WHEREOF, the parties hereto have duly accepted this Amendment as of the date first above written.

LESSOR:		LESSEE:
MWV CDLM, LLC		ARBORGEN, Inc.

By:	/s/ Kenneth T. Seeger	By:	/s/ Geoffrey P. Clear

Its: President		Its: Senior Vice President and CFO
3/31/11